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                                                              Exhibit 10(k)(iii)

        ENVIRONMENTAL INDEMNITY AGREEMENT RE: UNIVERSITY PLACE PROPERTY

         INDEMNITY AGREEMENT (this "Indemnity Agreement"), executed and delivered on January 11, 1996, by APOLLO REAL ESTATE INVESTMENT FUND, L.P., a Delaware limited partnership, having an office at c/o Apollo Real Estate Advisors, L.P., 1301 Avenue of the Americas, New York, New York 10019 (the "Indemnitor"), in favor of NEW VALLEY CORPORATION, a New York corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 (the "Indemnitee").

                              W I T N E S S E T H:

         WHEREAS, AP Century IX, L.P. ("AP-Century") has ownership interests in certain real property as more particularly described on "Schedule A" attached hereto and made a part hereof (the "Property");

         WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, by and between AP-Century, and others, as sellers, and the Indemnitee, as purchaser (the "Purchase Agreement"), AP-Century is transferring its ownership interests in the Property to the Indemnitee;

         WHEREAS, pursuant to that certain Loan and Security Agreement, dated as of date hereof, by and between AP-Century, and others, as lenders, and the Indemnitee, as borrower (the "Loan Agreement"), AP-Century is providing purchase money financing (the "Loan") to the Indemnitee to be secured by among other things, the Financing Documents (all definitions in the Loan Agreement shall apply in this Indemnity Agreement except where this Indemnity Agreement provides for some other definition of a capitalized term);

         WHEREAS, the Indemnitor wishes to execute and deliver to the Indemnitee this Indemnity Agreement to induce the Indemnitee to consummate the transactions contemplated under the Purchase Agreement and the Loan Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual agreements hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor hereby agrees with the Indemnitee as follows:

         SECTION 1. REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

         (a) Representations and Warranties. The Indemnitor represents and warrants to the Indemnitee as follows:

                  (i) The execution, delivery and performance by the Indemnitor of this Indemnity Agreement do not and will not contravene any law or governmental rule, regulation or order which is applicable to the Indemnitor, and no authorization, approval or other action by, and no notice to or filing with, any of the United States of America, the States in which the Property is located , any political subdivision of any of the foregoing, any agency, department, commission, board, bureau or instrumentality of any of them, or any quasi-public agency established by any of the foregoing including, without limitation, any insurance rating organization or board of fire
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underwriters which exercises jurisdiction over the Properties (collectively,
"Governmental Authority") is required for the due execution, delivery and performance by the Indemnitor of this Indemnity Agreement.

                  (ii) The execution, delivery and performance by the Indemnitor of this Indemnity Agreement do not and will not contravene any contractual restriction which is binding upon or which affects the Indemnitor, and do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any properties of the Indemnitor.

                  (iii) The execution, delivery and performance by the Indemnitor of this Agreement has been duly authorized and this Agreement has been duly executed and delivered by Indemnitor.

                  (iv) The Indemnitor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has full partnership power and authority to enter into and perform its obligations under this Indemnity Agreement.

                  (v) This Indemnity Agreement is a legal, valid and binding obligation of the Indemnitor, enforceable against the Indemnitor in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting generally the enforcement of creditors' rights and to general principles of equity.

                  (vi) There is no action, suit or proceeding pending against or otherwise affecting the Indemnitor before any court, arbitrator or Governmental Authority, which would, if adversely determined to Indemnitor, materially adversely affect the financial ability of the Indemnitor to perform the Indemnitor's obligations under this Indemnity Agreement.

         (b) Indemnities. From and after the date hereof, the Indemnitor shall indemnify, save harmless and defend the Indemnitee from and against any and all damages, losses, liabilities, obligation, penalties, defenses, judgments, suits, proceedings, penalties, expenditures, costs, disbursement or expenses (including, without limitation, all costs of investigation, monitoring, clean up, remediation, removal, restoration, court costs and attorneys' and experts' fees and expenses provided same is performed in accordance with the terms and provisions of Section 3) in connection with any remedial action(s) ordered by a Governmental Authority or pursuant to a private cost recovery or equitable or other legal action or proceeding, or required by a prospective purchaser of the Property or a prospective Lender refinancing a permitted loan secured by the Mortgaged Property provided, that, with respect to a prospective purchaser or prospective Lender, it is commercially prudent to undertake such remedial action (hereinafter called an "Environmental Action") for the tetrachloroethane discharge on the northwestern portion of the Property designated as MW-2 in the Huntingdon Report (as defined below) prior to the date hereof and as described more particularly in the Huntingdon Report (the foregoing indemnity hereafter refined referred to as the "Indemnified Environmental Matter"). The "Huntingdon Report" shall mean that certain Limited Phase II Environmental Assessment Report dated January 9, 1995 (Job No. 6205-95-045) prepared by Huntingdon Engineering and Environmental, Inc.

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         SECTION 2. DISCLOSURE AND DEFENSE OF CLAIMS

         (a) Disclosure The Indemnitee agrees to refrain from submitting or disclosing information about the environmental condition of the Property relating to any Indemnified Environmental Matter to any Government Authority or third party unless affirmatively required by law to do so or unless necessary or desirable or commercially reasonable in connection with any third party transaction. If Indemnitee concludes that it is required by law or that it is necessary, desirable or commercially reasonable to disclose such information, Indemnitee shall immediately notify Indemnitor of: (i) the basis for such conclusion, and (ii) any proposed disclosures or submittals it intends to make. Indemnitee shall provide Indemnitor with a reasonable time period, not to exceed 10 days, to review and comment upon such proposed submittal or disclosure. Indemnitee shall incorporate any reasonably requested modifications by Indemnitor prior to making such submittal or disclosure. Failure to respond shall constitute consent by the Indemnitor to such submittal or disclosure. Notwithstanding the foregoing, Indemnitor's consent or approval shall not be required for the Indemnitee to furnish a copy of the Huntingdon Report to a prospective purchaser or lender.

         SECTION 3. REMEDIATION.

     (a) If any Environmental Action is commenced or threatened in writing against the Indemnitee for any Indemnified Environmental Matter, Indemnitee shall provide Indemnitor with written notice of the service of a summons or complaint or other written notice, demand or letter within three (3) days of receipt (the "Indemnity Demand") and Indemnitor shall have the right to assume the responsibility for such Environmental Action including the employment of legal counsel satisfactory to Indemnitor and reasonably satisfactory to Indemnitee. Indemnitee shall furnish Indemnitor with information pertaining to the Environmental Action and otherwise cooperate with the Indemnitor in the response to such Environmental Action. If Indemnitor fails to notify Indemnitee within twenty (20) days of the Indemnity Demand, or as otherwise extended by mutual agreement of the parties, that it elects to exercise its rights to assume the defense of the Environmental Action as aforesaid, Indemnitee shall have the right to retain legal counsel satisfactory to Indemnitee and reasonably satisfactory to the Indemnitor and to provide a response to the Environmental Action. If Indemnitor declines to respond to the Environmental Action, Indemnitor shall reimburse the Indemnitee for all costs of Remediation including reasonable attorney fees, costs and disbursements incurred by Indemnitee's legal counsel to reply to such Environmental Action. If Indemnitor subsequently agrees to respond to or assume the responsibility of the Environmental Action, Indemnitor shall pay or reimburse the Indemnitee for all remediation costs including reasonable attorneys fees, costs and disbursements incurred by Indemnitee prior to the assumption date that Indemnitor agreed to respond to the Environmental Action covered by the indemnity within 30 days of receipt of a reimbursement request.

     (b) If Indemnitor assumes the responsibility for response or agrees to respond to an Environmental Action pursuant to this indemnity, then Indemnitee, in coordination and cooperation with Indemnitor, and with Indemnitor's reasonable consent, shall develop and prepare a Remediation Action Plan (RAP) for the presence of Hazardous Substances at levels that require remediation under standards established and required under Environmental Laws (hereinafter referred to as an "Environmental Condition") acceptable to the governmental agency or reasonably acceptable to the third party initiating the private action or proceeding for the remediation. Subject to Indemnitor's indemnity obligation, the Indemnitee shall then be

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responsible to implement and execute the approved plan of remediation as provided in Section 3(c).

     (c) If there is an Environmental Condition that is an Indemnified Environmental Matter, then, subject to Indemnitor's indemnity obligation, the Indemnitee shall develop, implement and execute the remedial actions for the remediation required under Environmental Laws in accordance with the following procedures:

         (i) The Indemnitee shall select and retain an environmental engineer to perform the remedial actions by soliciting a Request for Proposal ("RFP") from at least three qualified and reputable environmental engineering firms who are reasonably satisfactory to the Indemnitor.

         (ii) Indemnitee shall review the bids received in response to the RFP with the Indemnitor and shall select the winning bid in consultation with the Indemnitor and with the Indemnitor's consent, not to be unreasonably withheld or delayed or conditioned.

         (iii) Indemnitee will provide Indemnitor with copies of any draft remediation plans or reports for Indemnitor to review and comment on or before submission to the appropriate governmental agency. Indemnitee shall incorporate Indemnitor's comments into such plans or reports but shall not be required to incorporate Indemnitor's suggestions or requested modifications which are unreasonable or inconsistent with Environmental Law.

         (iv) Unless a Remedial Action Plan (RAP) has been developed, prepared and approved by the appropriate governmental agency as provided in Section 3(b), after Indemnitee selects the environmental engineering firm, the Indemnitee shall direct such firm to develop and prepare a RAP for approval by the appropriate governmental agency. The RAP shall be based on the most cost-effective remedy that would be acceptable to the appropriate governmental agency. After government approval of the RAP, Indemnitee shall perform the remediation, subject to Indemnitor's indemnity obligation, to the satisfaction of the appropriate governmental agency.

         (v) Indemnitee shall use good faith efforts or arrange for the environmental engineering firm to provide the Indemnitor, at Indemnitor's expense, with monthly progress reports regarding performance of the RAP in form and content reasonably satisfactory to Indemnitor, the cumulative itemized reimbursable costs subject to Indemnitor's indemnity, the estimated date of completion and description of meetings with governmental authorities and resulting decisions or required actions agreed. Indemnitor shall be given reasonable advance notice of any meeting with the representatives of the appropriate governmental agency and shall be given an opportunity to attend such meetings and participate in the negotiations.

         (vi) Subject to and in accordance with the Indemnity provided in this Agreement, Indemnitor shall be responsible to pay all reasonable contract costs and expenses incurred by Indemnitee in performance of the remediation and shall reimburse Indemnitee for such within 30 days of an itemized invoice.

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         SECTION 4. NOTICES, ETC.

         Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally, or (c) on the following Business Day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

         If to the Indemnitor, at:

         c/o Apollo Real Estate Advisors, L.P.
         1301 Avenue of the Americas, 38th Floor
         New York, New York  10019
         Attention:  William S. Benjamin

         with a copy to:

         Schulte Roth & Zabel
         900 Third Avenue
         New York, New York  10022
         Attention:  Lester M. Bliwise, Esq.

         If to Indemnitee, at:

         New Valley Corporation
         100 S.E. Second Street, 32nd Floor
         Miami, Florida  33131
         Attention:  Richard J. Lampen, Esq.

         with copy to:

         c/o Dreyer and Traub LLP
         101 Park Avenue
         New York, New York 10178
         Attention:  Gerald N. Schrager, Esq.

The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication within any corporation or firm to the persons designated to receive copies thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         SECTION 5. MISCELLANEOUS.

         (a) Payment. The Indemnitor shall make any payment required to be made hereunder in lawful money of the United States of America and in same day funds to the Indemnitee at its address specified in Section 4 hereof.

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         (b) Modification. No provision of this Indemnity Agreement may be waived, changed, amended, modified or discharged without an agreement in writing and signed by the Indemnitor and the Indemnitee, and no waiver of, or consent to, any departure by the Indemnitor from any provision of this Indemnity Agreement shall be effective unless it is in writing and signed by the party against which enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         (c) Severability. Any provision of this Indemnity Agreement which is prohibited or unenforceable in any jurisdiction or prohibited or unenforceable as to any Person shall, as to such jurisdiction or Person, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction or as to any other Person.

         (d) Binding Effect; Assignment; Non-Recourse; No Reliance. This Indemnity Agreement shall (i) be binding upon the Indemnitor and its successors and assigns, and (ii) inure, together with all rights and remedies of the Indemnitee hereunder, to the benefit of the Indemnitee, its directors, officers, employees and agents. Indemnitor may not assign or otherwise transfer all or any portion of its obligations under this Indemnity Agreement, to any other person, without the prior written consent of Indemnitee, which consent may be unreasonably withheld, and any such purported assignment without such prior written consent shall be void and of no effect whatsoever. The Indemnitor shall not be liable hereunder for any Environmental Action (or any claims thereof) arising after five years from the date hereof. The Indemnitee acknowledges and agrees that the Indemnitor's obligations hereunder do not extend to and the Indemnitee does not have and will not have any claims or causes of action in connection with this Indemnity Agreement against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Indemnitor. Nothing contained in this Indemnity Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto (and their permitted assigns) any rights, obligations, liabilities, or remedies.

         (e) Venue. The Indemnitor hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Indemnity Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts thereof, (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court including, without limitation, any objection that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees not to commence any legal action or proceeding relating to this Indemnity Agreement in any jurisdiction other than those set forth in clause (i) above, (iv) agrees to service of any and all process in any such action or proceeding to the address set forth in Section 4 hereof, (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction and (vi) agrees that a

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final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (f) Headings. The title of this document and the captions used herein are inserted only as a matter of convenience and for reference and shall in no way define, limit or describe the scope or the intent of this Indemnity Agreement or any of the provisions hereof.

         (g) Governing Law. This Indemnity Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York applicable to contracts made and to be performed in the State of New York.

         IN WITNESS WHEREOF, the Indemnitor has duly executed this Indemnity Agreement as of the date first written above.

\\
                      APOLLO REAL ESTATE INVESTMENT FUND, L.P., a
                      Delaware limited partnership

                      By: Apollo Real Estate Advisors, L.P., a Delaware limited partnership, its general partner

                          By: Apollo Real Estate Management, Inc., a Delaware corporation, its general partner

                               By:           /s/ Lee Neibart
                                   --------------------------------------------
                                           Lee Neibart, Vice President
                                           \\

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STATE OF NEW YORK  )
                   :  ss.:
COUNTY OF NEW YORK )

                  On January 11, 1996 before me personally came Richard J. Lampen, to me known to be the individual who executed the foregoing instrument and, who, being duly sworn by me, did depose and say that he is the Executive Vice President of NEW VALLEY CORPORATION, a New York corporation, and that he executed the foregoing instrument in the name of said corporation and that he had the authority to sign the same, and acknowledged that he executed the same as the act and deed of said corporation.

                                                /s/ Lee Neibart
                                                ------------------------------
                                                Notary Public
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                       SCHEDULE A TO INDEMNITY AGREEMENT

                             LEGAL DESCRIPTIONS OF

                        UNIVERSITY PLACE SHOPPING CENTER